Norampac Reports Its Third Quarter Results

Saint-Bruno, Quebec, October 20, 2005 ----- Norampac Inc. ("Norampac") reports a net loss of $11.0 million or a net income excluding specific items1 of $3.6 million for the quarter ended September 30, 2005. This compares to a net income of $23.0 million or $20.0 million of net income excluding specific items for the same period in 2004.

Consolidated selected information

(In millions of Canadian dollars)

	Third quarter		Second quarter
	2005	2004	2005
Sales	319.5	341.3	341.3
Operating income (loss) [1]	(20.6)	27.8	18.0
Operating income excluding specific items [1]	9.1	35.3	24.3
Net income (loss)	(11.0)	23.0	6.7
Net income excluding specific items [1]	3.6	19.9	12.3

1 - See note on supplemental information on non-GAAP measures

Commenting on the results, Mr. Marc-André Dépin, President and Chief Executive Officer, stated: "Our profitability has once more been impacted negatively by a stronger Canadian dollar combined with skyrocketing energy costs which impacted our operating and freight costs. As a result, we decided to permanently close our paper machine no. 1 at our linerboard mill located in Red Rock, Ontario. Moreover, the continuous decline in demand for boxes, both in Canada and the United States, pushes us to review our current operations by implementing, with the help of our employees, more aggressive controllable cost reduction programs. In this context, we have closed two of our corrugated products plants this year in Concord, Ontario and Buffalo, New York and announced the closure of our Montreal corrugated products plant for early 2006. We believe that these efforts, combined with the recent price increase, will contribute to improve our current financial results."

Quarterly Highlights

  Profitability was impacted by a stronger Canadian dollar and lower selling prices combined with higher energy, freight and maintenance costs, compared to last year's corresponding quarter;
  Permanent closure of paper machine no. 1 (annual production capacity of 150,000 short tons) at our linerboard mill located in Red Rock, Ontario resulting in estimated initial closure and restructuring costs combined with a write-down on property, plant and equipment totalling $17.8 million;
  Closure of our Montreal corrugated plant planned for early 2006 resulting in estimated initial closure and restructuring costs of $3.8 million;
  The Company's North American primary mill capacity utilisation rate was 92% down from 99% in 2004;
  On October 11, 2005, acquisition of three corrugated products converting plants from SPB Canada Inc. respectively located in Montreal and Le Gardeur, Quebec and in Belleville, Ontario.

Sales amounted to $320 million in the third quarter of 2005, compared to $341 million for the corresponding quarter in 2004. Shipments of containerboard were down by 4% in the third quarter of 2005, compared to the same quarter in 2004. Shipments of corrugated products for the third quarter of 2005 were down by 2% compared to the same quarter in 2004 despite volume coming from the Lancaster corrugated products plant acquired in August 2004.

Operating income, excluding specific items, amounted to $9.1 million in the third quarter of 2005 compared to $35.5 million for the corresponding quarter in 2004. The decrease in operating income excluding specific items is mainly attributable to lower selling prices in both the containerboard and the corrugated products segments, combined with higher energy, freight and maintenance costs, and a stronger Canadian dollar.

Nine-month period ended September 30

Net income for the nine-month period ended September 30, 2005 was $8.1 million or $24.9 million of net income excluding specific items. This compares to net income of $33.2 million or $32.3 million of net income excluding specific items for the same period in 2004.

For the nine-month period ended September 30, 2005, sales were $981 million compared to $960 million for the same period in 2004. For the nine-month period ended September 30, 2005, shipments of containerboard were down by 0.8% compared to the same period in 2004 while shipments of corrugated products were up by 0.1%, compared to the same period in 2004, mainly due to the volume from the Lancaster corrugated products plant acquired in August 2004.

For the nine-month period ended September 30, 2005, operating income excluding specific items amounted to $52.4 million, compared to $64.8 million for the same period in 2004. If we compare the two nine-month periods, the decrease results mainly from lower selling prices in both the containerboard and the corrugated products segments, combined with higher energy, freight and maintenance costs.

Supplemental information on non-GAAP measures

Operating income, operating income excluding specific items and net income excluding specific items are non-GAAP measures. The Company believes that it is useful for investors to be aware of specific items that adversely or positively affect its GAAP measures. The above-mentioned non-GAAP measures provide investors with a measure of performance to compare the Company's results between periods without regard to these specific items. The Company's measures excluding specific items should not be considered in isolation as they have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Specific items are defined as items such as debt restructuring charges, unrealized gain or loss on derivative financial instruments that do not qualify for hedge accounting, foreign exchange gain or loss on long-term debt and other significant items of an unusual or non-recurring nature.

 Net income, which is a performance measure defined by Canadian GAAP, is reconciled to operating income in the following table. This table also reconciles the specific items to their nearest measure as computed in the statement of earnings:

(in millions of Canadian dollars)

	Third quarter		Second quarter
	2005	2004	2005
Net income (loss)	(11.0)	23.0	6.7
Share of income of equity, accounted investments	-	(0.2)	-
Income tax expense (recovery)	(9.2)	8.5	3.1
Interests	5.4	5.8	6.1
Amortization of financing costs	0.4	0.4	0.4
Foreign exchange loss (gain) on long term debt	(6.2)	(9.7)	1.7

Operating income (loss)	(20.6)	27.8	18.0
Specific items:
Unrealized loss on derivative financial instruments	6.3	7.7	1.9
Closure and restructuring costs	9.1	-	0.2
Net loss (gain) on disposal of property, plant and equipment	0.8	(0.2)	(0.1)
Write-down on property, plant and equipment	13.5	-	4.3
Operating income excluding specific items	9.1	35.3	24.3
Net income (loss)	(11.0)	23.0	6.7
Specific items:
Unrealized loss on derivative financialinstruments net of related income taxes	4.2	5.1	1.3
Closure and restructuring costs net of related income taxes	6.0	-	0.1
Net loss (gain) on disposal of property, plant and equipment net of related income taxes	0.7	(0.1)	-
Write-down on property, plant and equipment net of related income taxes	8.9	-	2.8
Foreign exchange loss (gain) on long-term debt net of related income taxes	(5.2)	(8.1)	1.4

Net income excluding specific items	3.6	19.9	12.3

Norampac owns eight containerboard mills and twenty-seven corrugated products plants in the United States, Canada and France. With annual production capacity of more than 1.45 million short tons, Norampac is the largest containerboard producer in Canada and the 7th largest in North America. Norampac, which is also a major Canadian manufacturer of corrugated products, is a joint venture company owned by Domtar Inc. (symbol : DTC-TSX) and Cascades Inc. (symbol : CAS-TSX).

Certain statements in this release, including statements regarding future results and performance, are forward-looking statements (as such term is defined under the United-States Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, decreases in demand for the Company's products, increases in raw material costs, changes in relative values of certain currencies, fluctuations in selling prices and adverse changes in general market and industry conditions and other factors listed in Norampac's Securities and Exchange Commission filings including, but not limited to, its annual report in Form 20-F for the year ended December 31, 2004.

The financial statements included in this release also contain certain non-GAAP financial measures. Such information is reconciled to the most directly comparable financial measures, as set forth in the "additional information - supplemental non-GAAP measures" section, which is part to the company's financial statements.

Information:                                                                 Source:

Lucie-Claude Lalonde General Counsel Norampac Inc. (450) 461-8631 lucie-claude_lalonde@norampac.com	Charles Smith Vice-President and Chief Financial Officer Norampac Inc. (450) 461-8641 charles_smith@norampac.com

Consolidated Balance Sheets
(in thousands of Canadian dollars)

	As at September 30, 2005	As at December 31, 2004
(unaudited)
Assets
Current Assets
Cash and cash equivalents	29 043	13 519
Accounts receivable and prepaid expenses	214 332	197 655
Inventories	133 606	138 402
	376 981	349 576
Property, plant and equipment	828 787	879 694
Goodwill	209 894	211 708
Other assets	33 744	47 169
	1 449 406	1 488 147
Liabilities and shareholders' equity
Current liabilities
Excess of outstanding cheques over bank balances	16 209	31 775
Trade accounts payable and accrued liabilities	168 513	145 556
Income and other taxes payable	1 065	8 942
Current portion of long-term debt	1 091	1 145
	186 878	187 418
Long-term debt	329 354	328 641
Future income taxes	155 167	162 000
Other liabilities	45 787	48 940
Shareholders' equity
Capital stock	560 000	560 000
Contributed Surplus	769	579
Retained earnings	180 351	202 204
Cumulative translation adjustments	(8 900)	(1 635)
	732 220	761 148
	1 449 406	1 488 147

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Earnings
(in thousands of Canadian dollars)

(unaudited)
	For the three-month period		For the nine-month period
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Sales	319 511	341280	981 299	960074
Cost of goods sold and expenses
Cost of goods sold (excluding depreciation and amortization shown below)	257 204	248528	764 205	732989
Loss on derivative financial instruments (Note 2 )	5 929	9 834	10 240	2 613
Selling and administrative expenses	34 590	36 179	106 109	106746
Depreciation and amortization	18 935	19 171	57 824	56 566
Closure and restructuring costs (note 4)	9 077	-	10 230	-
Net loss (gain) on disposal of property, plant and equipment	809	(247)	(6 163)	(251)
Write-down on property, plant and equipment	13 517	-	17 807	-
	340 061	313465	960 252	898663
Operating (loss) income	(20550)	27 815	21 047	61 411
Financial expenses
Interests	5 429	5 798	16 981	18 262
Amortization of financing costs	372	377	1 117	1 157
Foreign exchange gain on long-term debt	(6 237)	(9734)	(3 635)	(3679)
	(436)	(3559)	14 463	15 740
	(20114)	31 374	6 584	45 671
Income tax expense (recovery)	(9 168)	8 549	(1 099)	12 679
	(10946)	22 825	7 683	32 992
Share of income of equity- accounted investments	-	149	464	149
Net income (loss) for the period	(10946)	22 974	8 147	33 141

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Retained Earnings
(in thousands of Canadian dollars)

(unaudited)
For the nine-month period
ended September 30,
	2005	2004
Balance, at beginning of period	202 204	166 517
Net income for the period	8 147	33 141
Dividend paid during the period	(30 000)	(24 000)
Balance, at end of period	180 351	175 658

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Cash Flow
(in thousands of Canadian dollars)

(unaudited)
	For the three-month period		For the nine-month period
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Cash flows from:
Operating activities
Net income (loss) for the period	(10 946)	22 974	8 147	33 141
Adjustments for:
Depreciation and amortization	18 935	19 171	57 824	56 566
Future income taxes	(5 700)	761	(10 394)	982
Loss (gain) on disposal of property, plant and equipment	809	(247)	(6 163)	(251)
Write-down on property, plant and equipment	13 517	-	17 807	-
Closure and restructuring costs, excluding write-down
on property, plant & equipment (note 4)	9 077	-	10 230	-
Foreign exchange gain on long term debt	(6 237)	(9 734)	(3 635)	(3 679)
Share of income of equity-accounted investments	-	(149)	(464)	(149)
Unrealized loss on derivative financial instruments	6 293	7 713	9 599	3 350
Other	730	563	1 640	739
Cash flow from operations	26 478	41 052	84 591	90 699
Changes in non-cash working capital components	938	(2 012)	(4 217)	(26 247)
Payments of closure and restructuring costs	(891)	-	(1 971)	-
	26 525	39 040	78 403	64 452
Financing activities
Net change in revolving bank credit facility	(8 513)	11 077	13 347	31 157
Increase in long-term debt	-	78	-	998
Repayments of long-term debt	(226)	113	(1 126)	(857)
Net change in excess of outstanding cheques over bank balances	2 531	(12 955)	(15 566)	(2 305)
Dividend paid	-	-	(30 000)	(24 000)
	(6 208)	(1 687)	(33 345)	4 993
Investing activities
Additions to property, plant and equipment	(11 750)	(13 271)	(37 309)	(36 233)
Proceeds from disposals of property, plant and equipment	39	217	8 919	956
Business acquisition, net of cash and cash equivalents	-	(21 251)	-	(35 255)
Proceeds on disposal of a subsidiary	-	-	-	390
Other assets, net	(33)	(30)	(22)	(81)
	(11 744)	(34 335)	(28 412)	(70 223)
Change in cash and cash equivalents during the period	8 573	3 018	16 646	(778)
Translation adjustment with respect to cash and cash equivalents	(1 308)	(556)	(1 122)	(201)
Cash and cash equivalents at beginning of period	21 778	8 845	13 519	12 286
Cash and cash equivalents at end of period	29 043	11 307	29 043	11 307
Supplemental information
Cash and cash equivalents paid for:
Interest	274	551	11 622	13 464
Income taxes	4 544	1 942	13 863	6 171

The accompanying notes are an integral part of the financial statements.

Selected Segmented Information
(in thousands of Canadian dollars)

(unaudited)
	For the three-month period		For the nine-month period
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Sales
Containerboard	157 391	189 810	511745	515727
Corrugated products	248 852	263 313	747906	734039
Total for reportable segments	406 243	453 123	1259651	1249766
Other activities and unallocated amounts	20 548	20 361	61 410	58 994
Intersegment sales	(107280)	(132204)	(339762)	(348686)
Consolidated sales	319 511	341 280	981 299	960 074
Operating income before depreciation and amortization
Containerboard	(29 362)	14 243	(10 482)	26 162
Corrugated products	21 632	30 623	73 533	85 243
Total for reportable segments	(7 730)	44 866	63 051	111 405
Other activities and unallocated amounts	6 115	2 120	15 820	6 572
Consolidated operating income (loss) before depreciation and amortization	(1 615)	46 986	78 871	117 977
Depreciation and amortization	18 935	19 171	57 824	56 566
Consolidated operating income (loss)	(20 550)	27 815	21 047	61 411
Additions to property, plant and equipment
Containerboard	7 040	6 382	13 444	17 914
Corrugated products	3 609	5 990	15 322	16 586
Total for reportable segments	10 649	12 372	28 766	34 500
Other activities and unallocated amounts	1 101	899	8 543	1 733
Consolidated additions to property, plant and equipment	11 750	13 271	37 309	36 233

Notes to interim consolidated financial statements
(in thousands of Canadian dollars)

(unaudited)

Note 1 Basis of presentation

The accompanying unaudited interim consolidated financial statements are prepared in accordance with
Canadian generally accepted accounting principles and contains all adjustments necessary to present fairly
Norampac Inc.'s (the Company) financial position as at September 30, 2005 and December 31, 2004 as well as its results of operations and its cash flow for the three and nine months periods ended September 30, 2005 and 2004.

The interim consolidated financial statements and notes do not contain all disclosures in annual financial statements.
Accordingly, they should be read in conjunction with the Company's most recent annual consolidated financial statements.

These interim consolidated financial statements follow the same accounting policies as the most recent annual consolidated financial statements.

Note 2 Loss (gain) on derivative financial instruments

	For the three-month period		For the nine-month period
	ended September 30,		ended September 30,
	2005	2004	2005	2004

Unrealized loss on derivative financial instruments	6 674	8 507	11 053	5 512
Realized loss (gain) on derivative financial instruments	(364)	2 121	641	(737)
Amortization of transitional deferred unrealized gain	(381)	(794)	(1 454)	(2 162)
	5 929	9 834	10 240	2 613

Note 3 Employee future benefits

	For the three-month period		For the nine-month period
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Net periodic expense for defined benefit pension plans	1 155	1 552	3 321	4 329
Net periodic expense for other employee future benefit plans	952	770	2 783	2 322
Net periodic expense for defined contribution pension plans	1 431	1 160	4 278	3 738

Note 4 Closure and restructuring costs

The following table provides a reconciliation of all closure and restructuring cost provisions related to the closure of the Concord and Montreal corrugated products plants and the restructuring activities of the Red Rock containerboard plant and Buffalo corrugated products plant.

	For the three-month period		For the nine-month period
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Balance at beginning of period	73	-	-	-
Additionnal provision (a)	7 221	-	8 374	-
Severance payments	(687)	-	(1 410)	-
Other closure and restructuring costs payments	(204)	-	(561)	-
Balance at end of period	6 403	-	6 403	-

(a) Excluding non-cash items amounting to $1.856 million.

Notes to interim consolidated financial statements
(in thousands of Canadian dollars)

(unaudited)

Note 5 Reclassified items

Certain reclassifications have been made to the prior quarterly's consolidated financial statements to conform to the presentation adopted in the current quarterly financial statements

Note 6 Subsequent event

On October 11, 2005, the Company acquired the assets related to three Canadian corrugated products converting plants from SPB Canada Inc for an approximate consideration of $78.0 million. The purchase price allocation has not yet been finalized by the Company.

Supplemental non-GAAP measures

Operating income and operating income before depreciation and amortization are not measures of performance under
Canadian or U.S. GAAP. The Company believes that, in addition to cash flow from operations, and net income, operating income and operating income before depreciation and amortization are useful financial performance measurements for assessing operating performance as they provide an additional basis to evaluate the Company's operating performance and ability to incur and service debt and to fund capital expenditures.
Operating income and operating income before depreciation and amortization should not be construed as an alternative to net income (as determined in accordance with Canadian or U.S. GAAP) or as an indicator of the
Company's operating performance or as an alternative to cash flows from operating, investing and financing activities
(as determined in accordance with Canadian or U.S. GAAP) as a measure of liquidity or ability to meet all company's cash needs. The Company's method of calculating operating income and operating income before depreciation and amortization may differ from the methods used by other companies and as a result may not be comparable to other similarly titled measures disclosed by other companies. Set forth below is a reconciliation of operating income and operating income before depreciation and amortization to net income and net cash provided by operating activities, which the Company believes to be the closest GAAP performance and liquidity measures to operating income and operating income before depreciation and amortization.

	For the three-month period ended September 30,		For the nine-month period ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net income (loss)	(10 946)	22 974	8 147	33 141
Share of income of equity-accounted investments	-	(149)	(464)	(149)
Income tax expense	(9 168)	8 549	(1 099)	12 679
Financial costs
Interests	5 429	5 798	16 981	18 262
Amortization of financing costs	372	377	1 117	1 157
Foreign exchange gain on long-term debt	(6 237)	(9734)	(3 635)	(3679)
Operating income (loss)	(20 550)	27 815	21 047	61 411
Depreciation and amortization	18 935	19 171	57 824	56 566
Operating income (loss) before depreciation and amortization	(1 615)	46 986	78 871	117 977
Cash flow from operations	26 525	39 040	78 403	64 452
Changes in non-cash working capital components	(938)	2 012	4 217	26 247
Depreciation and amortization	(18 935)	(19171)	(57 824)	(56566)
Current income tax expense (recovery)	(3 468)	7 788	9 295	11 697
Interests	5 429	5 798	16 981	18 262
Unrealized loss on derivative financial instruments	(6 293)	(7 713)	(9 599)	(3 350)
Closure and restructuring costs, excluding write-down on property, plant and equipment	(9 077)	-	(10 230)	-
Payments of closure and restructuring costs, net of proceeds
on disposition	891	-	1 971	-
Other non cash adjustments	(358)	(186)	(523)	418
Gain (loss) on disposal of property, plant and equipment	(809)	247	6 163	251
Write-down on property, plant and equipment	(13 517)	-	(17 807)	-
Operating income (loss)	(20 550)	27 815	21 047	61 411
Depreciation and amortization	18 935	19 171	57 824	56 566
Operating income (loss) before depreciation and amortization	(1 615)	46 986	78 871	117 977
Shipments
Containerboard third party (in short tonnes)	165 181	149 475	492 771	452 593
Containerboard intersegment (in short tonnes)	191 154	221 540	590 568	639 146
Corrugated products (in thousands of square feet)	3476895	3534210	10319919	10226529